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                            LOAN CONVERSION AGREEMENT

THIS LOAN CONVERSION AGREEMENT (the "Agreement") is entered into as of October 3, 2001 (the "Effective Date") by and between Robert F. Lutz ("Lender") whose address is 71 Biltmore Estates, Phoenix, AZ 85016, and Skinvisible, Inc., a Nevada corporation (the "Company"), whose address is 6320 South Sandhill Road, Suite 10, Las Vegas, NV 89120.

REFERENCE is hereby made to two (2) Promissory Notes between the Company and Lender dated July 12, 2001, and August 17, 2001, (the "Notes").

WHEREAS, the Lender advanced, in total, the sum of Two Hundred Thousand Dollars ($200,000), (the "Principal") to the Company in exchange for the Notes.

NOW THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

The Lender hereby waives any and all interest payable in connection with the Notes and releases the Company from the liability to pay said interest to Lender.

Due to the decrease in the market price of the common stock of the Company, the conversion price of the shares from the Notes is hereby reduced to $0.10 per share.

The Principal amount of the Notes will be converted into Two Million (2,000,000) shares of common stock of Skinvisible, Inc. at the rate of $0.10 per share. The share certificate will be issued in the name Lutz Family Trust. In addition, the Company will issue a warrant agreement in the name of Lutz Family Trust, which will give the holder the right to purchase further shares at $0.30 per share if exercised in year one, and $0.40 per share if exercised in year two. The warrant agreement will give the holder the right to purchase one share for every two shares acquired by the holder in this transaction for an aggregate total of 1,000,000 additional shares at the above prices.

IN WITNESS WHEREOF, the parties, intending to be bound hereby, have executed this Agreement as of the date first written above.

/s/ Robert  F.  Lutz
____________________________________
By:  Robert  F.  Lutz


SKINVISIBLE,  INC.

/s/ Terry  Howlett
____________________________________
By:  Terry  Howlett,  President